                  WILLOWBRIDGE STRATEGIC TRUST
                  MONTHLY REPORT/
                  JUNE 30, 1997

         WILLOWBRIDGE STRATEGIC TRUST
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Dear Interest Holder:

Enclosed is the report for the month of June 1997 for Willowbridge Strategic Trust (the 'Trust'). The net asset value of an interest as of June 30, 1997 was $106.18, a decrease of 5.02% from the May 31, 1997 $111.79 value. The 1997 year-to-date return for the Trust was an increase of 2.62% as of June 30, 1997.

The Trust's decline in net asset value resulted from losses incurred in the financial, metal, grain, energy and meat sectors. Profits were earned in the currency, index and soft sectors.

There were a number of cross currents in the European financial and currency markets in June. These included conflicting market expectations concerning levels of economic activity in a number of countries, as well as the degree of stringency that would be required for entrance into the European Monetary Union. As a result, profits were achieved in the British pound. In the financial sector, positions in British, German, Swiss and French bonds were unprofitable. Additionally, Japanese interest rates declined during the month causing moderate losses in Japanese bonds. These losses were partially offset by profits in the yen as it strengthened due to Japan's growing trade surplus.

In the metal sector, copper, which was profitable this year for the Trust, reversed direction mid-month, falling on market concerns which included a possible seasonal decline in demand in the northern hemisphere. There was also news that output at Chile's El Teniente mine would return to normal and that production at Inco's strike-bound Sudbury facility in Canada might resume production. In the grain sector, profits achieved earlier in the year in the soybean complex were reduced due to a drop in prices early in June. The earlier strength in soybean prices had resulted from very tight supplies in the United States. However, imports of soybeans from Brazil have at least temporarily alleviated the supply concerns.

The estimated net asset value per interest as of July 21, 1997 was $109.81. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For questions concerning your account status, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,
          James M. Kelso
          President & Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.
Please note that the value which appears on your Prudential Securities statement is an estimated value at month-end. The correct value is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------------
For the month of June 1997
Revenues:
Realized loss on commodity
  transactions...........................   $(1,586,501)
Change in unrealized commodity
  positions..............................      (675,544)
Interest income..........................       177,410
                                            -----------
                                             (2,084,635)
                                            -----------
Expenses:
Commissions..............................       325,201
Management fee...........................       119,860
                                            -----------
                                                445,061
                                            -----------
Net loss.................................   $(2,529,696)
                                            -----------
                                            -----------

        STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the month of June 1997

                                     Total      Per Unit
                                  -----------   --------
Net asset value at beginning of
  month
  (428,277.945 interests).......  $47,878,955   $ 111.79
Contributions...................    2,474,800
Net loss........................   (2,529,696)
Redemptions.....................   (1,173,599)
                                  -----------
Net asset value at end of month
  (439,362.960 interests).......  $46,650,460     106.18
                                  -----------   --------
                                  -----------

Change in net asset
  value per interest.........................   $  (5.61)
                                                --------
                                                --------
Percentage change............................      (5.02)%
                                                --------
                                                --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                             by: Barbara J. Brooks
                                   Treasurer